SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-8A

                 NOTIFICATION OF REGISTRATION FILED PURSUANT TO
               SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940


         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:    Worldwide Developing Resources Portfolio

Address of Principal Business Office:
         IBT Trust Company (Cayman), Ltd.
         The Bank of Nova Scotia Building
         P. O. Box 501
         George Town
         Grand Cayman, Cayman Islands
         British West Indies

Telephone Number:    (809) 949-2001

Name and address of agent for service of process:
         Alan R. Dynner
         24 Federal Street
         Boston, Massachusetts   02110

Check Appropriate Box:
         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of
         Form N-8A:   YES [X]   NO [ ]

                                    SIGNATURE

         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in Hamilton, Bermuda on the 14th day of February, 1997.

                                WORLDWIDE DEVELOPING RESOURCES PORTFOLIO


                                By: /s/  James B. Hawkes
                                   ------------------------------------
                                    James B. Hawkes
                                    President

Attest: /s/  Eric G. Woodbury
       ------------------------------
       Eric G. Woodbury
       Assistant Secretary